Exhibit 99.1

Contact:
Rod Hise
Third Wave Technologies
(608) 663-4010

For Immediate Release

               THIRD WAVE REPORTS THIRD-QUARTER FINANCIAL RESULTS
     Updated molecular diagnostic pipeline reflects expanding opportunities

      MADISON, Wis., Nov. 2, 2005--Third Wave Technologies Inc. (Nasdaq: TWTI) today reported financial results for the third quarter ended Sept. 30, 2005.

      Third Wave reported total revenue of $5.2 million and a net loss of $7.4 million, or ($0.18) a diluted share, for the quarter ended Sept. 30, 2005, compared to total revenue of $10.5 million and net income of $24,000, or $0.00 a diluted share, for the same period of 2004. The company reported clinical molecular diagnostic revenue of $4.0 million for the third quarter, an increase of 5% from the same period of 2004 and a decrease of 6% from the prior quarter.

      Total revenue for the third quarter ended Sept. 30, 2005, was down primarily due to the reduction in non-recurring research revenue from Japan, which was expected as the company previously disclosed. U.S. clinical molecular diagnostic revenue was essentially flat primarily due to the length of time for customers who have accepted new products to complete their validations and bring these products on-line. As validations are completed, the company expects continued growth from these accounts. As a step to extend the company's growth opportunities and to eliminate any ambiguity about the company's freedom to operate in the areas of HCV and HPV, the company announced recently that it has filed suit against Chiron Corp., Bayer Healthcare LLC and Digene Corp. seeking court rulings supporting its right to market those products.

      Third Wave reported gross margins of 70% for the quarter ended Sept. 30, 2005. Gross margins were approximately 70% for the seventh consecutive quarter despite a $5.5-million decline in research revenue during the quarter. Total operating expenses were $12.9 million for the third quarter of 2005, compared to $10.6 million for the same period of 2004. General and administrative costs were higher due to litigation and other patent-related costs. The company plans to make select investments in research and development, but does not otherwise anticipate a significant increase in its cost structure.

      The company ended the third quarter of 2005 with cash, cash equivalents, and short-term investments of $54.3 million.

      "Third Wave is focused on its long-term vision of being a top player in the emerging field of molecular diagnostics, which is a key driver of personalized medicine," said John Puisis, president and chief executive officer of Third Wave. "We have made significant progress in enhancing our base chemistry, intellectual property portfolio, product pipeline and customer network--all of which are critical for anyone wishing to be a player in this valuable market. We have been emphasizing the change from our historical research tools business and the build-out of a new business in a growth-oriented, high-value market. We believe we are creating value in that new business, which will become more apparent as we enter 2006 and our product pipeline and distribution strategies kick in."

Molecular Diagnostic Product Pipeline Update

      Third Wave also detailed its molecular diagnostic product plans for the near term. Because of its competitive position and freedom to operate, the company will continue its efforts in the genetics and infectious disease markets over the short run. The company believes that the pharmacogenetics and oncology markets hold the most significant opportunities for it over the long term and they will drive the company's leadership in personalized medicine. These markets, while only beginning to emerge, are expected to be defined during the next three to five years and the company believes it is well positioned to capture these opportunities.

      As part of its positioning as a leader in personalized medicine, the company achieved a major milestone during the third quarter with the clearance by the U.S. Food and Drug Administration (FDA) of its Invader UGT1A1 pharmacogenetic test. Additionally, Third Wave and Genzyme Corp. last week announced that they will be marketing partners to expand market awareness education and presence of this novel test. Genzyme will undertake a direct-to-oncologists education, marketing and sales initiative, and will launch the test as a significant addition to its diagnostic testing menu. Third Wave's UGT1A1 product is designed to detect select polymorphisms associated with adverse reactions to Pfizer's chemotherapy drug, Camptosar. Pfizer recently relabeled Camptosar to include dosage recommendations based on a patient's pharmacogenetic profile.

      The UGT1A1 product is the first of many anticipated molecular diagnostic-drug therapy pairings and is a part of the company's strategic plan to capture valuable opportunities as the pharmacogenetics market emerges. The company is developing other new products, including the following initiatives.

      o Third Wave expects to submit a pharmacogenetic test that will be used as a companion diagnostic to blood-thinning agents, including warfarin, to the FDA, most likely in 2006. The FDA has said that warfarin is the most probable next candidate for re-labeling to include new dosing recommendations based on a patient's genetic profile. Third Wave has developed a prototype of a companion diagnostic and will proceed with the steps necessary to bring the product to market as the FDA's re-labeling effort progresses. Warfarin is prescribed to approximately 22 million patients a year in the United States and represents a significant testing opportunity.

      o The company anticipates submitting an HPV test to the FDA by the end of 2006. It also expects to bring a CE-marked HPV product to the European market by the end of the second half of 2006. The company also has a number of other HPV products under development to be used in conjunction with the new vaccines coming to market and to directly detect the onset of cervical cancer.

      o The company plans to broadly launch reagents for HCV qualitative and quantitative testing during 2006. These products will complement Third Wave's HCV genotyping reagents and will enable the company to offer its customers a full line of HCV testing products.

      o Third Wave also expects during the first quarter of 2006 to begin launching other products for pathogen detection and quantitation, as well as oncology. The company believes the trend of decentralization of molecular testing is continuing and the need for quicker test turnaround times in hospitals and other non-core laboratory facilities is growing with it. The company plans to develop a broad menu of pathogen detection products that can be used with a standard protocol on the existing installed base of the most commonly used laboratory equipment. The company also anticipates working with various collaborators on select cancer applications during 2006.

      o The company plans to submit a chlamydia and gonorrhea test to the FDA by the end of 2006 to complement its HPV offering in this vital market.

      o Third Wave remains on track to submit its CFTR InPlex, and Factor V Leiden/Factor II (prothrombin) products to the FDA by the end of 2005 and the first quarter of 2006, respectively. Both CFTR and coagulation testing present market opportunities that are significantly larger than they are today. The FDA submissions are planned in anticipation of that market growth, to help educate physicians, and to help shorten customer validation times.

      "The infectious disease market is the most significant opportunity for the company in the near term," Mr. Puisis said. "In addition to infectious disease, we believe the company is particularly well positioned to capture the large opportunities that are anticipated in pharmacogenetics and oncology. While those markets are only now beginning to emerge, we are positioning the company through our product pipeline, and distribution and thought-leader networks to be among the leaders in these valuable markets. We believe Third Wave is developing one of the most robust molecular diagnostic pipelines in the industry, which will create significant value for our shareholders.

      "We continue to receive positive feedback from our customers about our Invader products and expect to see recurring growth in 2006. Those products represent large opportunities for Third Wave and our shareholders. As part of our transition to molecular diagnostics, and to support the investments we have made, we are working aggressively to ensure that certain products are open to us to market without interference," Mr. Puisis said.

Distribution

      Third Wave has essentially completed its investment in its U.S. distribution network and believes it has built a market-leading organization. The company has made solid progress in developing its distribution options in Japan and Europe. It has established Third Wave Japan, with the plan to include a strategic partner or partners that would own a minority stake of the new entity. The creation of Third Wave Japan will help to drive the company's entry into the Japanese clinical market, facilitate IVD submissions and approvals, secure new key clinical customers and collaborators, and leverage other Asian markets.

      Third Wave believes there are several options that could bring the company's molecular diagnostic pipeline to market in Europe in 2006. It is actively pursuing all options in Europe, with the focus on the companies that have strong distribution in the handful of countries that comprise most of the molecular diagnostic market there. The company anticipates having distribution in place for the introduction of its CFTR InPlex product during the first half of 2006 and an HPV product during the second half of 2006.

Intellectual Property Portfolio

      Third Wave successfully prosecuted a patent infringement suit against Stratagene Corp. A federal jury found Stratagene guilty of infringing two key Third Wave patents. The jury also has found Stratagene liable for willful patent infringement and awarded Third Wave $5.3 million in damages. The court's final determination of damages and fees to be awarded to the company is expected before the end of 2005. A permanent injunction also was entered against Stratagene that prohibits it from making, selling or offering to sell the infringing products. This event underscores the value of the Third Wave's intellectual property, and the company's dedication to and confidence in protecting it.

Guidance

      Because of the early stage of most of its product releases and the related unpredictability of revenue quarter to quarter, Third Wave has decided to refrain from reaffirming or providing guidance until recurring revenue in its molecular diagnostic business is more mature and predictable. The company's transition to molecular diagnostics is ongoing and that business is young. The company has brought and will continue to bring a number of new molecular diagnostic products to market, but there is wide variability in the time required for laboratories to review and validate those new tests. The company has been focused on the creation of long-term shareholder value through the development of its molecular diagnostic pipeline, the strengthening of its intellectual property, and the build-out of its distribution network. Outstanding progress has been made in each of those areas and it should not be overshadowed by the short-term variability in revenue that is common for young companies.

Conference Call & Webcast

      Company management will host a conference call on Wednesday, Nov. 2, 2005, at 10 a.m. EDT to discuss third-quarter 2005 results and ongoing corporate activities. Domestic callers should dial (866) 510-0710 and international callers should dial (617) 597-5378. The access code for both domestic and international callers is 25828291. Please dial in five to 10 minutes prior to the start of conference call. A live webcast and a replay of the conference call will be available at www.twt.com. The conference call, webcast and replay are open to all interested parties.

About Third Wave Technologies

      Third Wave Technologies is a leader in the development and marketing of molecular diagnostics for a variety of DNA and RNA analysis applications, providing physicians and researchers with superior tools to diagnose and treat disease. Third Wave's Invader(R) chemistry provides the company's customers with exceptional performance, scalability, and ease of use. The company offers a number of clinical products based on its Invader(R) chemistry for genetic testing related to multiple disease areas. For more information about Third Wave and its products, please visit the company's website at www.twt.com.

This news release contains statements that may be forward-looking within the meaning of applicable securities laws. Such forward-looking statements may include expectations of future programs, collaborations, strategies, and financial performance, and are based upon Third Wave's current forecasts, expectations and assumptions, and are subject to a number of factors that could cause actual results to differ materially from those projected. Those factors include risks and uncertainties relating to the company's ability to bring new products to market as anticipated, the current regulatory environment in which the company sells its products, the market acceptance of those products, dependence on partners and customers, successful performance under collaborative and commercial agreements, competition, the strength of Third Wave's intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of Third Wave's filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

                           --Financial Tables Follow--


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                          Third Wave Technologies, Inc
                             Statement of Operations
                  (In thousands, except for per share amounts)
                                   (Unaudited)

                                                                           Three Months Ended                 Nine Months Ended
                                                                              September 30,                     September 30,
                                                                          2005             2004             2005             2004
                                                                        --------         --------         --------         --------
Revenues:
   Clinical Product                                                       $4,032           $3,829          $11,407          $10,284
   Research Product                                                        1,039            6,496            6,152           27,784
   License & royalty                                                          90               71              273              167
   Grant                                                                      61               83              288              152
                                                                        --------         --------         --------         --------
                                                                           5,222           10,479           18,120           38,387
                                                                        --------         --------         --------         --------
Operating expenses:
   Cost of goods sold
     Product cost of goods sold                                            1,108            1,814            3,960            8,566
     Intangible and long-term asset amortization                             468              521            1,428            1,634
                                                                        --------         --------         --------         --------
   Total cost of goods sold                                                1,576            2,335            5,388           10,200

   Research and development                                                2,064            3,027            6,569            8,727
   Selling and marketing                                                   3,662            2,370           10,208            7,691
   General and administrative                                              5,601            2,864           13,647            8,433
   Impairment                                                                  0                0              203              759
                                                                        --------         --------         --------         --------
                                                                          11,327            8,261           30,627           25,610
                                                                        --------         --------         --------         --------

Total operating expenses                                                  12,903           10,596           36,015           35,810
                                                                        --------         --------         --------         --------

Income (loss) from operations                                             (7,681)            (117)         (17,895)           2,577

Other income (expense):
   Interest income                                                           460              211            1,200              481
   Interest expense                                                         (128)             (74)            (313)            (190)
   Other                                                                     (31)               4             (306)            (101)
                                                                        --------         --------         --------         --------
                                                                             301              141              581              190
                                                                        --------         --------         --------         --------
Net income (loss)                                                        ($7,380)             $24         ($17,314)          $2,767
                                                                        ========         ========         ========         ========

Net income (loss) per diluted share                                       ($0.18)           $0.00           ($0.42)           $0.07

Weighted average diluted shares outstanding                               41,074           42,509           41,095           42,070


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                          Third Wave Technologies, Inc
                                 Balance Sheets
                                   (Unaudited)

                                                     September 30   December 31
                                                         2005           2004
                                                     ------------   -----------
Assets:
   Cash, cash equivalents, and short-term
     investments                                       $54,266        $66,690
   Other current assets                                  6,527          7,281
   Equipment and leasehold improvements, net             5,008          5,971
   Intangible assets, net of amortization                3,018          4,146
   Goodwill and indefinite lived
     intangible assets                                   1,497          1,497
   Other assets                                          1,858          2,483
                                                       -------        -------
     Total assets                                      $72,174        $88,068
                                                       =======        =======
Liabilities and shareholders' equity
   Accounts payable, accrued expenses
     and other liabilities                             $15,973        $14,781
   Deferred revenue                                        386            384
   Debt                                                 10,937         10,168
   Shareholders' equity                                 44,878         62,735
                                                       -------        -------
     Total liabilities and shareholders'
       equity                                          $72,174        $88,068
                                                       =======        =======